Exhibit 99.1

News Release

INTERDIGITAL ADDS PHILIP TRAHANAS TO BOARD OF DIRECTORS

WILMINGTON, DEL. - February 1, 2016 -InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced the appointment of Philip Trahanas to the company's Board of Directors. Mr. Trahanas brings two decades of broad investment and board leadership experience with an emphasis in the technology field supported by his background in engineering.

Most recently, until the end of 2014, Mr. Trahanas was a Managing Director at General Atlantic LLC, a leading global private equity firm with over $17 billion in assets under management and a significant focus in technology and related industry investments. At General Atlantic, he served as a senior investment leader during a significant growth phase of the firm’s history, and sat on the boards of directors of a range of public and private portfolio companies.

“Phil’s tremendous insight and track record of value creation will be a strong asset for InterDigital as we strive to focus on our investor objectives and explore new avenues of growth,” said S. Douglas Hutcheson, Chairman of the Board of InterDigital. “His areas of expertise represent tremendous additions to our Board, and should help guide the company to reap maximum benefit from the forces constantly reshaping the mobile technology industry.”

“We’re very pleased Phil has joined our board, and his addition further broadens the range of expertise that our board brings to bear in guiding the company,” said William J. Merritt, President and CEO of InterDigital. “His track record of understanding technology directions, investing in companies that are reshaping technology, and helping to guide those companies to growth is tremendous, and will be of tremendous benefit to InterDigital and its shareholders.”

Prior to joining General Atlantic in 2000, Mr. Trahanas worked in the mergers & acquisitions team at Morgan Stanley, and he began his career as an electrical engineer with General Electric. He holds both a Master of Science in Engineering and an MBA from the University of Pennsylvania (completed concurrently) and a Bachelor of Engineering in Electrical Engineering from The Cooper Union for the Advancement of Science & Art in New York. He has also served on the board of directors of QTS Realty Trust, Inc. (NYSE: QTS) since 2009.

About InterDigital®

InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

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InterDigital Contact: Patrick Van de Wille Email: patrick.vandewille@interdigital.com +1 (858) 210-4814